SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2004

Philadelphia Consolidated Holding Corp.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-22280 (Commission File Number)	23-2202671 (IRS Employer’ Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, PA (Address of Principal Executive Offices)	19004 (Zip Code)

Registrant’s telephone number, including area code: (610) 617-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Signatures

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 1, and September 3, 2004 two of the Company’s insurance subsidiaries (Mobile USA Insurance Company and Liberty American Insurance Company) entered into excess catastrophe reinsurance agreements which provide $50.0 million of coverage excess of $140.0 million to the personal lines catastrophe reinsurance program. Of this excess catastrophe coverage, 34% is provided by Tokio Millennium Re Ltd., Hannover Re (Bermuda) Ltd., and Sirius International Insurance Corporation (Publ) at various levels of participation, and is effective for the period September 1, 2004 through May 31, 2005. The remaining 66% of the coverage is provided by Swiss Reinsurance America Corp., and is effective for the period September 3, 2004 through May 31, 2005. The Swiss Reinsurance America Corp. agreement excludes coverage for Hurricane Frances, however, will recognize any Florida Hurricane Catastrophe Fund Coverage (“FHCF”) utilized as a result of Hurricane Frances. The minimum cost of this catastrophe reinsurance coverage is $2.3 million and could increase to a maximum of $3.1 million based upon the amount of FHCF coverage utilized as a result of Hurricane Charley and/or Frances.

The Company currently estimates that as a result of Hurricane Charley, $32.0 million to $66.0 million of personal lines FHCF coverage will be utilized. Since the FHCF coverage does not reinstate the total coverage of the catastrophe reinsurance program will be decreased by the actual amount of the FHCF coverage utilized.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.
Dated: September 7, 2004	By:	Craig P. Keller
Craig P. Keller
Executive Vice President, Secretary, Treasurer and Chief Financial Officer